Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

August 25, 2008

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Christopher & Banks Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 1,175,000 shares (the “2005 Plan Shares”) of common stock, $.01 par value per share, of the Company (the “Common Stock”) pursuant to awards granted under the Amended and Restated Christopher & Banks Corporation 2005 Stock Incentive Plan (the “2005 Plan”) and (ii) up to 325,000 shares (the “2006 Plan Shares”) of Common Stock pursuant to the Amended and Restated Christopher & Banks Corporation 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the 2005 Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2005 Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable and (ii) the 2006 Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2006 Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Dorsey & Whitney LLP

RAR